KANSAS CITY SOUTHERN INDUSTRIES, INC.
                              EXECUTIVE PLAN
                                (RESTATED)


THIS PLAN, executed this 1st day of December 1992, but effective for all purposes as of January 1, 1992, by Kansas City Southern Industries, Inc., a corporation organized under the laws of the State of Delaware ("KCSI").

     WITNESSETH:

     WHEREAS, KCSI owns certain subsidiary corporations, which along with KCSI comprise a controlled group of corporations; and

     WHEREAS, KCSI and certain of its subsidiaries maintain qualified plans ("the Qualified Plans") subject to Sections 401 (a) (17) and 415 of the Internal Revenue Code, which limits the annual contributions permitted to certain participants in such plans; and

     WHEREAS, KCSI prefers to provide a benefit to certain participants in addition to the annual contributions permitted under the Qualified Plans and therefore established on January 18, 1985, the "Kansas City Southern Industries, Inc. ERISA Excess Benefits Plan" to provide such additional benefits; and

     WHEREAS, KCSI restated said plan in the form of the "Kansas City Southern Industries, Inc. ERISA Excess Benefits Plan (Restated 1986), " again restated the plan in the form of the "Kansas City Southern Industries, Inc. ERISA Excess Benefits Plan (Restated 1991)" ("1991 Restatement"), and again restated the plan in the form of "Kansas City Southern Industries, Inc. ERISA Excess Benefits Plan (Restated 1992)" and again restated the plan in the form of the "Kansas City Southern Industries, Inc. Executive Plan"; and

     WHEREAS, KCSI reserved the power to amend the Plan and wishes to exercise that power to amend certain provisions and otherwise restate the Plan as hereinafter provided.

     NOW, THEREFORE, KCSI hereby establishes this restated Plan to provide as follows:

     1.1  Definitions.

     1.2 "Account" shall mean the separate account which the Company shall maintain for a Participant under the Plan.

     1.3  "Accounting Date" shall be December 31, each year.

     1.4 "Compensation" shall mean actual cash compensation paid to a Participant for a taxable year, consisting of base compensation and incentive compensation, but not including any amount paid as severance pay. If a Participant and the Company have entered into an agreement fixing the value of a Participant's annual compensation for purposes of this Plan for a particular year, then that value shall be deemed to be such Participant's annual base and incentive compensation for that year, and such annual base and incentive compensation shall be deemed to be paid ratably throughout that year.

     1.5 "Contributions" shall mean the amount of the annual contribution to a Participant's Account by the company under this Plan, which shall be the amount by which (a) below exceeds (b) below:

     (a) The amount of the annual contributions which the Participant would have been entitled to receive under one or more of the Qualified Plans, except that (1) any limitations imposed on such contributions under Section 401 (a)(17) or 415 of the Internal Revenue Code shall be disregarded, (2) in computing such amount, the definition of "Compensation" contained in Section 1.4 herein shall be used instead of the definition of "Compensation" contained in such Qualified Plans, if different, and (3) any eligibility requirements for participation in the Qualified Plans shall be disregarded; and

     (b) The amount of the annual contributions which the Participant is entitled to receive under the Qualified Plans as limited by Sections 401(a)(17) and 425 of the Internal Revenue Code and any eligibility requirements for participation in the Qualified Plans.

     1.6 "Beneficiary" is a person designated by a Participant who is or may become entitled to a benefit under the Plan.

     1.7 "Company" shall mean Kansas City Southern Industries, Inc., and each of its subsidiary companies which is at least eighty percent (80%) owned; PROVIDED, such subsidiary company is admitted to participate in the Plan upon approval by the Compensation Committee of the Board of Directors of KCSI ("Compensation Committee").

     1.8 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of Kansas City Southern Industries, Inc.

     1.9 "Financial Hardship" shall mean a severe financial hardship for a Participant because of unanticipated circumstances caused by an event beyond the reasonable control of such Participant.

     1.10 "Participant" is an employee of the company who is eligible to participate in the plan under Section 2.1 and whose participation in the Plan is recommended by the Chief Executive Officer and the Chairman of the Board of the Company (or upon the recommendation of the Chief Executive Officer alone, if there is no Chairman of the Board then in office) and approved by the Compensation Committee.

     1.11 "Plan" shall mean the deferred compensation plan established and continued by the Company in the form of this Plan, designated as the "Kansas City Southern Industries, Inc. Executive Plan (Restated)."

     1.12 "Qualified Plans" shall mean the Kansas City Southern Industries, Inc. Profit Sharing Plan, Kansas City Southern Industries, Inc. Employee Stock Ownership Plan, DST Systems, Inc. Profit Sharing Plan, and DST Systems, Inc.
Section 401(k) Plan.

     2.1  Eligibility.   Eligibility in the Plan shall be limited to any
Employee of the Company who is a corporate officer of the Company for whom the Company's contributions to the Qualified Plans are limited or prohibited as provided under (1) Section 401(a)(17) of the Internal Revenue Code, (2)
Section 415 of the Internal Revenue Code, and/or (3) the eligibility requirements of one or more of the Qualified Plans.

     3.1 Contributions. As of the Accounting Date each year, a Contribution will be added by the Company to the Account established on behalf of each Participant on the records of the Company. In addition, on each subsequent Accounting Date following the Accounting Date on which Account is first established, the Company shall increase the amount in the Account as determined as of each Accounting Date to conform with the percentage rate then being credited under the "Kansas City Southern Industries, Inc. Directors Deferred Fee Plan." Nevertheless, effective as of the date of execution of the 1991 Restatement, the Compensation Committee shall have the discretion to make adjustments to the Account on the following alternative basis:
adjustments to the Account shall be determined on the basis that an amount equal to the Participant's Account had been invested in the following hypothetical investments:

          50 percent of the Account in Janus Venture Fund
                    and
          50 percent of the Account in Janus Twenty Fund

Moreover, subsequent contributions to the Account shall be deemed to be credited 50 percent each to the aforementioned hypothetical investments.

     4.1  Benefits. The benefits under this plan shall be paid as follows:

     4.2  Retirement.    If the Participant's employment is terminated on or
after the Participant shall have reached the age of sixty-five, the Participant's Account shall be paid to him in five annual installments of substantially equal amounts. Each annual installment shall include the increase as provided in section 3.1 on the remaining balance until the Account shall have been paid out in full. If the Participant should die on or after his sixty-fifth birthday and before the five annual payments are made, the unpaid balance will continue to be paid in installments for the unexpired portion of such five-year period to his designated Beneficiary in the same manner as set forth above.

     4.3 Termination of Employment.    If the Participant's employment with the
Company is terminated for any reason other than death or disability but before the Participant shall have reached the age of sixty-five, then the Participant shall receive a nonforfeitable percentage of the Participant's Account (forfeiting the balance, if any) equal to that same vesting percentage which would be applicable to such Participant under the terms and provisions of the Kansas City Southern Industries, Inc. Profit Sharing Plan, and such amount shall be paid in five annual installments of substantially equal amounts to the Participant in the same manner and to the same extent as provided in Section 4.2 above.

     4.4  Disability or Death.     If the Participant's employment with the
Company is terminated because of disability or death before he has reached the age of sixty-five, then the Participant's Account shall be paid in five annual installments of substantially equal amounts to the Participant (in the event of his disability) or his designated Beneficiary (in the event of his death) in the same manner and to the same extent as provided in section 4.2 above.

     4.5 Death, Lump Sum Payment. If both the Participant and his designated Beneficiary should die before a total for five annual payments are made under this Plan, then the remaining value of the Account shall be determined as of the date of the death of the designated Beneficiary and shall be paid as promptly as possible in one lump sum to the estate of such designated Beneficiary or as specified in the Beneficiary's Last Will and Testament, as the case may be.

     4.6 Financial Hardship. If the Compensation Committee in its sole discretion shall determine that a Participant has suffered a Financial Hardship, so much of a participant's Account as is necessary, in the sole discretion of the Compensation Committee, to alleviate such Financial Hardship shall be paid in such Participant in a lump sum.

     4.7 Designated Beneficiary. The Beneficiary referred to in this section 4 may be designated or changed by the Participant (without the consent of any prior Beneficiary) on a form provided by the Company and delivered to the Company before his death. If no such Beneficiary shall have been designated, or if no designated Beneficiary shall survive the Participant, the installment payments payable under Section 4 shall be payable to the Participant's estate.

     4.8  Disability Determination.     The Participant shall be deemed to have
become disabled for purposes of section 4.4 above if the Compensation Committee shall find on the basis of medical evidence satisfactory to the Compensation Committee that the Participant is totally disabled, mentally or physically, so as to be prevented from engaging in further employment by the Company and that such disability will be permanent and continuous during the remainder of his life.

     4.9  Payment Commencement.    The installment payments to be made to the
Participant under section 4.2 or 4.3 shall commence on the first day of the calendar year next following the date of the termination of his employment.
The installment payments to be made to the designated Beneficiary under the provisions of section 4.4 shall commence on a date to be selected by the Compensation Committee but within six months from the date of death or disability for the Participant. Notwithstanding what is otherwise provided herein, the Compensation Committee in its absolute discretion may elect to make any payments provided for under this Plan in the form of cash in one lump sum.

     4.10 Other Forms of Payment. With respect to any employee pension benefit plan of the Company that is not qualified under section 401(a) of the Internal Revenue Code of 1986, whether such plan is now in existence or becomes effective in the future, the Board may approve the Compensation Committee's approval of a request by any participant or other person entitled to receive a benefit under such plan for any form of distribution of such Participant's or other person's benefit under such plan, if in the opinion of the Board, (1) such form of distribution does not cause any benefit under such plan to be currently includable in the gross income of any other Participant or other person entitled to receive a benefit under such plan and (2) such form of distribution does not increase the amount of the liability of the Company to such participant.

     5.1 No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participant, his designated Beneficiary or any other person.

     6.1 Source of Payments. The Participant, Beneficiary and any other person or person having or claiming a right to payments hereunder or to any interest in this Plan shall rely solely on the unsecured promise of the Company set forth herein and nothing in this Plan shall be construed to give the Participant, Beneficiary or any other person or person any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by Company or in which it may have any right, title or interest now or in the future, but Participant shall have the right to enforce his claim against the company in the same manner as any unsecured creditor.

     7. No Assignment. The right of the Participant or any other person to the payment of benefits under this Plan shall not be assigned, transferred, pledged or encumbered in any way.

     8.1  Incapacity of Participant or Beneficiary.    If the Compensation
Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due (unless a prior claim therefor shall have been made by duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent or a brother or sister, or to any person deemed by the Compensation Committee to have incurred expense for such person otherwise entitled to payment in accordance with the applicable provisions of section 4 above. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

     9.1  Compensation Committee Powers and Liabilities.    The Compensation
Committee in its absolute discretion shall have the full power and authority to interpret, construe and administer this Plan and the Compensation Committee's interpretations and construction thereof, and action thereunder, including the determination of the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes.
No member of the Compensation Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.

     10.1 Benefits Not Treated as Compensation.   Any benefits payable under
this plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any profit sharing plan, pension plan or any other arrangement of the Company for the benefit of its employees.

     11.1 Governing Law. This Plan shall be construed in accordance with and governed by the law of the State of Missouri.

     12.1 Merger.   The Company agrees it will not be a party to any merger,
consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

     13.1 Amendment.     This Plan may be amended at any time and from time to
time by a written instrument executed by a duly authorized officer of the Company provided such amendment is communicated to those Participants participating in this Plan.

     14.1 Binding Effect.     This Plan shall be binding upon and inure to the
benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

     IN WITNESS WHEREOF, this restated Plan has been duly executed as of the day and year first above stated.

                    KANSAS CITY SOUTHERN INDUSTRIES, INC.


                    By        /s/ L.H. Rowland
                                L.H. Rowland

                    Its President and Chief Executive Officer